EXHIBIT 23.5
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Liberty Global, Inc.:
We consent to the use of our report dated March 8, 2004, with respect to the consolidated balance sheets of UnitedGlobalCom, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations and comprehensive earnings (loss), stockholders’ equity (deficit), and cash flows for the years then ended, incorporated by reference in this registration statement on Form S-3 of Liberty Global, Inc. and to the reference to our firm under the heading “Experts” in this registration statement.
Our report refers to a change in the Company’s method of accounting for goodwill and other intangible assets in 2002, and a change in its method of accounting for gains and losses on the early extinguishment of debt in 2003.
Our report refers to the revisions to the 2001 consolidated financial statements to include the transitional disclosures required by Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, which was adopted by the Company as of January 1, 2002. However, we were not engaged to audit, review, or apply any procedures to the 2001 consolidated financial statements of UnitedGlobalCom, Inc. and subsidiaries other than with respect to such disclosures.
/s/ KPMG LLP
Denver, Colorado
October 6, 2005